EXHIBIT 10.34
                                                                   -------------

V-FLASH


June 12, 2000


Mr. Raymond Butkus
Senior Vice President
Naviant
475 Park Avenue South - 17th Floor
New York, NY  10016

Dear Ray,

This letter (this "Letter Agreement") will state the terms of an agreement between Naviant Marketing Solutions, Inc. ("Naviant"), and ValueFlash.com, Inc. ("Vflash").

Whereas, Naviant is in the business of database management, list services, direct marketing and other professional services; and

Whereas, Vflash is in the business of designing customized Internet based applications, direct marketing and proprietary methods of producing multimedia CDs via partner company CDKnet; and

Whereas Naviant desires to participate in the House of Blues project (as described herein, the "Project"), and Vflash desires Naviant's participation therein;

Now, therefore, Naviant and Vflash agree as follows:

PROJECT BACKGROUND
------------------

House of Blues will be running a summer promotion entitled "Run of the House" giving fans the opportunity to win two "all-access" passes to House of Blues venues around the country. The promotion is being supported by online advertising as well as the distribution of 2 million multimedia CDs, to be produced by CDKnet, will include information on this promotion, with a link to an online entry form, as well as video clips and interviews from House of Blues performances.

Additionally, the CD will include a software installation for a "Music Vflash" that will provide fans with music news, artist info, performance schedules, Web cast announcements, etc.

TERMS OF NAVIANT'S PARTICIPATION IN PROJECT
-------------------------------------------

Naviant shall participate in the project by including a free Club Rewards membership offer to consumers who subscribe to the Music Vflash service, whether prompted from the CD, from the on-line promotion or the HOB.com website. As such, the Music Vflash "download" page will include a prominent promotional message for the free fight offer sponsored and administered by Naviant or its Affinity partners (the "Navaint Offer"). The Club Rewards membership registration and each Naviant Affinity Offer will require the consumer to provide personal information to participate in the respective offer (see Exhibit
A).

The Club Rewards site and each Naviant Affinity Offer shall be accessible to consumers who subscribe to Music Vflash. Upon completing the Music Vflash registration application, a Club Rewards icon will be automatically dropped to the desktop. The consumer will also be prompted join Club Rewards (a proprietary Naviant program that offers consumers free gifts from multiple participating Affinity partners identified by Naviant). A promotional incentive may be used to entice persons to join Club Rewards.

CONSUMER DATA: Vflash hereby grants Naviant a world-wide, royalty-free perpetual license to use all data collected by Vflash from Music Vflash Subscribers (the "End-User Data") who do not select to participate in the "Club Rewards" program during the course of the project collected from both the CD, on-line promotional activities and HOB web site. Naviant hereby grants Vflash a world-wide, royalty-free perpetual license to use End-User Data collected by Naviant from participants in the "Club Rewards" program (resulting from subscriptions to Music Vflash) during the course of the project. Notwithstanding the foregoing,
(I) neither Naviant nor Vflash shall not disclose to third parties (a) that End-Users are customers of either Naviant or Vflash, or (b) which product or service an End-User purchased, and (ii) Naviant and Vflash shall comply with all applicable laws and regulations regarding privacy of End-User Data. (iii) Naviant and Vflash shall both warrantee that appropriate consumer permissioning techniques are used in all data collection activities.

PAYMENT TERMS: Naviant shall pay to Vflash $0.23 per distributed CD, not to exceed a total of $460,000. This shall be payable in two installments as follows: $230,000 on June 26, 2000 and balance upon the latter of receipt of first shipment of data to Naviant or August 1, 2000.

If the foregoing accurately represents our agreement, please indicate your willingness to be bound hereby by executing both enclosed copies of this letter Agreement and return one to me.


                                           Respectfully,

                                           VALUEFLASH.COM, INC.



                                           By:  /s/ Shai Bar-Lavi
                                           Name: Shai Bar-Lavi
                                                 ------------------------------
                                           Title: CEO
                                                  -----------------------------

Agreed and accepted:

NAVIANT MARKETING SOLUTIONS, INC.



By:    /S/ R.T. Butkus
      ----------------------------------
Name: R.T. Butkus
      ----------------------------------
Title: Senior Vice President
       ---------------------------------
Date: 6/12/00
      ----------------------------------

EXHIBIT A


                      MUSIC VFLASH/CLUB REWARDS INTEGRATION

Step 1 Consumer receives HOB promo CD or links to Music Vflash download page from HOB.com. Both communications will include the message "Receive a free gift when you register with Music Vflash."

Step 2            Consumer installs Music Vflash and links to registration page.

Step 3 Consumer completes Music Vflash registration page and its directed to Club Rewards page where they can select as many free offers as they like. A Club Rewards icon will be automatically dropped to the desktop upon completion of the Vflash registration.

Step 4 To join Club Rewards, consumer is prompted to provide personal data. Data is captured by Naviant and provided to the various Affinity partners based upon offer acceptance. The Affinity partners, by contract, are responsible for fulfilling the offers.




EXHIBIT B

                                     TIMING

Timeline TBD and agreed upon by both parties.

                           DATABASE LICENSE AGREEMENT


This Database License Agreement (this "Agreement"), effective as of June 13, 2000 (the "Effective Date"), is by and between Naviant Marketing Solutions, Inc. ("Naviant") and the ValueFlash.com, Inc. ("Customer").

SECTION 1. DATABASE. The term "Database" means the high-tech Household database (the "Database") owned and/or licensed by Naviant, or any portion thereof or information derived either in whole or in part therefrom, as it may be changed from time-to-time by Naviant.

SECTION 2. LICENSE. Subject to the terms, restrictions and conditions set forth herein, Naviant hereby grants to Customer a non-exclusive non-transferable license to the fields indicated on Schedule 1 hereto of 1,000,000 records within the Database having an e-mail address, solely for (and only to the extend of) Customer's own internal use and for Customer's own sales and marketing purposes in the United States, subject to Customer's compliance with the use restrictions set forth in Schedule 2 (the "Use Restrictions"). If, during the first thirty
(30) after Customer's initial batch usage of e-mail addresses, Customer determines that any records in the Licensed File do not have a valid e-mail address (after at least three (3) attempts to use the e-mail address), Naviant shall provide a new record (each, a "Replacement Record." And each of which shall be considered part of the Licensed File) for each such record in the Licensed File without a valid e-mail address. Except as otherwise provided for herein, customer shall not provide, make available, permit or otherwise allow the Licensed File to be provided to or made available to any third party. Consistent with. the foregoing. Naviant reserves all rights to use and/or license the Database. Naviant shall deliver to Customer one copy of the Licensed File to the following location: 250 W 57th Street, Suite 1101, New York, NY 10019. Customer will store the Licensed File at such location and will not make any copies of the Licensed File without the prior written consent of Naviant; provided, however, one copy of the Licensed File may be made for back-up purpose.

SECTION 3. CONSIDERATION. In consideration for the license to the Licensed File, Customer shall pay Naviant $250,000.00 within forty-five (45) days of receipt of the Licensed File. Any payment not received when due shall be subject to a late charge of 1.5% per month, or the maximum rate allowed by law if such rate is lower than 1.5% per month.

SECTION 4. TERM; TERMINATION; INJUNCTIVE RELIEF. The term (the "Term") of this Agreement shall commence on the Effective Date, and shall expire twelve (12) months after delivery of the Licensed File to Customer. Notwithstanding the foregoing, this Agreement may be terminated upon the occurrence of any of the following events: (a) either party's failure to cure any material breach of a term, covenant, condition or agreement contained in this Agreement within 30 days after the breaching party receives written notice of such breach; (b) upon the giving of notice by Naviant if Customer or any Approved Third Party, provides or otherwise makes the Licensed File available to a third party other than in accordance with the provisions of this Agreement; (c) notice is given by Naviant or Customer pursuant to section 7. Termination pursuant to the preceding sentence shall be effective upon the date set forth in a notice of termination which shall be provided in writing by the terminating party. Upon termination of this Agreement for any reason whatsoever, Customer shall either return to Naviant or destroy all copies of the Licensed File in its possession together with all excerpts of or extracts therefrom and provide a certificate from a senior officer certifying compliance with this provision. Customer acknowledges that Naviant cannot be adequately compensated in money damages in the event of any improper disclosure of the Licensed File and agrees that, in addition to its other remedies hereunder in the event of any such disclosure, Naviant shall be entitled to an order enjoining and further disclosure.

SECTION 5. INDEMNIFICATION. Each party (the "Indemnifying party") shall defend, indemnify and hold harmless the other party and its affiliates (the "Indemnified party") from all damages, liabilities and expenses (and all legal costs including attorneys' fees, court costs, expenses and settlements resulting from any action or claim) (Collectively, "Losses"), arising out of, connected with, or resulting in any way from (a) any misrepresentation or breach of any warranty, covenant or agreement made by the Indemnifying Party in this Agreement, (b) if Naviant is the Indemnifying Party, any allegation that the possession, distribution or use by Customer of the Database infringes an intellectual property right unless the allegation is based on infringement arising from any modification to the Licensed File by Customer (e.g., the inclusion in the Licensed File of data not provided by Naviant) or the combination or use of the Licensed File with any other data or materials not furnished by Naviant; and 9c) if Customer is the Indemnifying Party, (I) use of the Licensed File by Customer or any third party gaining access, directly or indirectly, to the Licensed File through Customer, whether or not a violation of this Agreement or (ii) any direct or indirect disclosure of the source of the Database or any of its elements; provided, however, that no such obligation shall arise unless (X) the Indemnified Party gives the Indemnifying Party written notice of the claim in a timely manner after it receives actual notice, and (Y) the Indemnified party cooperates with the Indemnifying party in defending any such action. Notwithstanding anything contained herein to the contrary, neither party shall be liable or required to indemnify the other party for such other party's gross negligence or intentional wrongdoing.

SECTION 6. DEFENSE OF CLAIMS. The Indemnifying Party shall have the right at its expense to employ counsel reasonably acceptable to the Indemnified Party to defend against the claim but not to settle the claim. If the Indemnifying Party does not avail itself of the opportunity to defend against or resist the claim or proceeding within 30 days after receipt of notice thereof (or such shorter time specified in the notice as circumstances may dictate), the Indemnified party shall be free to investigate, defend, compromise, settle or otherwise dispose of the claim or proceeding and be reimbursed for all costs associated therewith by the Indemnifying Party.

SECTION 7. INTELLECTUAL PROPERTY CLAIM REMEDIES. If the Database, or any portion thereof (including the Licensed File) becomes, or in Naviant's opinion is likely to become, the subject of any claim or action that it violates the intellectual property rights of another persons, then Naviant, at its option and expense, may either: (1) procure the right to continue using the Database; (ii) modify the Database to render it non-infringing; or (iii) replace the Database or any portion thereof (including the Licensed File) with equally suitable, functionally equivalent, compatible, non-infringing data. If none of the foregoing are commercially practicable, Naviant may terminate this Agreement unless Customer desires to continue using the Licensed File after the removal of the infringing portion thereof. In the event that Naviant makes any material modification to the Licensed File pursuant to the provisions of this Section that has a material adverse effect on Customer's ability to conduct that part of its business relating to the Licensed File, Customer may, at its option, terminate this Agreement. The remedies set forth in Section 5 and this Section 7 constitute Naviant's total liability with respect to any claim against Customer for intellectual property infringement by the Database. Naviant's obligation to provide a Replacement Record shall be Customer's sole remedy in the event any e-mail address is not valid.

SECTION 8. DISCLAIMER OF WARRANTY. Except as expressly otherwise provided in this Agreement, Naviant disclaims all representations and warranties of any kind or nature, express or implied, arising out of or related to this Agreement and the Database (including the Licensed file), including, without limitation, any warranties regarding quality, correctness, completeness, comprehensiveness, suitability, merchantability, fitness for a particular purpose, title and non-infringement or otherwise (irrespective of any course of dealing, custom or usage of trade) and each of which is hereby excluded by agreement of their parties.

SECTION 9. EXCLUSION OF DAMAGES. Notwithstanding any provision of this Agreement to the contrary, with the exception of claims arising from a claim by a third party arising from a breach of Section 2, 5, 11 or 12, neither party shall be liable to the other for lost profits, lost revenues, lost business opportunities, exemplary, punitive, or consequential damages.

SECTION 10. LIMITATION OF LIABILITY. Except for claims arising under Sections 2, 3, 5, 11 or 12, each party's commutative liability for all losses relating to or arising in connection with this Agreement shall not under any circumstances exceed the payments made by Customer to Naviant hereunder.

SECTION 11. TAXES. Customer shall pay all taxes (excluding those based upon Naviant's income), fees and assessments now or hereafter imposed by any governmental authority with respect to: (a) the license granted hereunder by Naviant; and (b) Customer's or Approved Third Parties' use of the Licensed File.

SECTION 12. CONFIDENTIALITY. During the Term, and for a period of two years thereafter, each party shall: (a) limit access to any Confidential Information of the other party received by it to its employees who have a need-to-know in connection with the performance of such party's duties and obligations under this Agreement; (b) advise its employees having access to the Confidential Information of the other party of the proprietary nature thereof and of the obligations set forth in this Agreement; (c) safeguard all Confidential Information of the other party received by its using a reasonable degree of care, but not less than that degree of care used by it in safeguarding its own similar information or material; (d) not disclose any Confidential Information of the other party received by it to third parties otherwise than in conformity with the provisions of this Agreement; (e) not disclose the terms and conditions of this Agreement to any third party; and (f) be responsible for any breach of the terms hereunder by the party or any person who receives any Confidential Information from such party. As used in this Agreement, the term "Confidential Information" includes, without limitation, any data or information that: (I) is labeled as proprietary or confidential; (ii) is identified at the time of its disclosure as confidential; (iii) a reasonably prudent person would recognize would not be made available to third parties without restriction or payment; (iv) is competitively sensitive material, and not generally known to the public. Confidential Information includes, without limitation, this Agreement, the Database, the Licensed File and/or the configuration thereof. Confidential Information does not include information that: (w) was or is in the public domain prior to the date of disclosure; (x) was or is lawfully received by the recipient party from a third party without obligation of confidentiality; (y) was or is already known by or in the possession of the recipient party; or (z) is required to be disclosed by under applicable law or by a governmental order, decree, regulation or the rule (provided that the recipient party gives written notice to the disclosing party as far in advance as possible prior to disclosure.

SECTION 13. AUDIT. Customer shall maintain current, accurate and complete books and records regarding the Licensed File and the use thereof. During the Term of this Agreement, and for a period of 2 years thereafter, Naviant may, either itself or through a third party, up to two times per year, examine, inspect, audit and copy such books and records and any source documents pertaining thereto to determine Customer's compliance with the terms and conditions of this Agreement. Such audit shall be conducted at Naviant's sole cost and expense; provided, however, if such audit reveals that Customer failed to properly use the Licensed File in conformance with the terms and restrictions set forth herein, Customer shall, in addition to promptly cease such usage, reimburse Naviant for the expense of such audit.

SECTION 14.       MISCELLANEOUS.

     14.1 INDEPENDENT CONTRACTORS. The relationship of Naviant to Customer hereunder shall be solely that of an independent contractor. Naviant and Customer each acknowledge and agree that neither is an employee, employer, agent, partner, or joint venturer of the other.

     14.2 NON-ASSIGNMENT. Neither this Agreement nor the license granted hereunder nor any rights or obligations set forth herein may be assigned, delegated or otherwise transferred, by Customer to any third party, whether by operation of law or otherwise, without the express prior written consent of Naviant, which consent shall not be unreasonably withheld.

     14.3 FORCE MAJEURE. No delay or failure of Naviant to perform any of its obligations under the Agreement shall be considered a breach of this Agreement if it results from any cause beyond its control including, without limitation, any act of God, earthquake, hurricane, flood, fire, natural catastrophe, severe weather, public emergency, accident, labor difficulty, strike, lock-out or other dispute, riot, civil commotion, insurrection, equipment or system failure or changes in any federal, state, or local laws, statutes, rules, regulations, or ordinances or other action of any governmental authority having jurisdiction.

     14.4 NOTICES. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing, and shall be deemed to be given when delivered in person, or when sent by facsimile (with receipt confirmed), or on the first business day after posting thereof with a nationally recognized overnight courier as follows (or such other address as the parties may designate by written notice in the manner aforesaid):

TO NAVIANT:                            WITH A COPY TO:                     TO CUSTOMER:
Naviant Marketing Solutions, Inc.      Naviant Marketing Solutions, Inc.   The ValueFlash.com, Inc.
475 Park Avenue South, 17th Floor      14 Campus Boulevard, Suite 200      250 W. 57th Street, Suite 1101
New York, NY  10016                    Newton Square, PA  19073            Attention:  Shai Bar-lavi
Attention:  Raymond T. Butkus          Attention:  General Counsel         Facsimile Number:  (212) 265-3878

     14.6. SEVERABILITY. Any determination by any court of competent jurisdiction of the invalidity any provision of this Agreement shall not effect the validity of any other provision of this agreement, which shall remain in full force and effect and which shall be construed as valid under applicable law.

     14.7. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

     14.8. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of this parties with respect to the subject matter hereof.

     14.9. ATTORNEYS' FEES. If litigation between the parties arises out of or relates to this Agreement, the prevailing party of any such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and other costs incurred in such litigation.

     14.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     14.11 TITLE TO DATABASE AND LICENSED FILE. Customer agrees that other than the license granted pursuant to this Agreement, neither Customer nor any other third party, including, without limitation, Approved Third Parties, has any other right, title, or interest in the Database or the License File.

     14.12 DISPUTE RESOLUTION. Any controversy or claim relating to this Agreement shall be exclusively settled by binding arbitration administered by the American Arbitration Association ("AAA") conducted in New York, New York, in accordance with the then current Commercial Arbitration Rules of the AAA.

     14.13. SURVIVAL. Section 3, 5, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination or expiration of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

NAVIANT MARKETING SOLUTIONS, INC.



By:      /s/ Raymond T. Butkus
         -------------------------------------------
         Name:  Raymond T. Butkus
         Title:  Senior Vice President (Sales & Marketing)


VALUEFLASH.COM, INC.



By:      /s/ Shai Bar-Lavi
         -------------------------------------------
         Name:  Shai Bar-Lavi
         Title:  CEO

SCHEDULE 2:  LICENSED FILE FIELDS
-----------  --------------------

The Licensed File shall contain, where available, the following fields: e-mail address, name, age, sex, age of head of household. presence of children, income, length of residence and dwelling type.

The Licensed File shall be sorted in ascending order by age of head of household. File shall represent the 1,000,000 youngest age of head of household records with e-mail addresses.

SCHEDULE 2:  USE RESTRICTIONS
-----------------------------

For purposes of this Schedule, the term "Recipients" shall refer to Customer and to the extent applicable, Approved Third Parties.

1. Recipient shall not copy, duplicate or reproduce in any manner the Database except as consistent with this Agreement and these Use Restrictions. The Licensed File is for one (1)-time use only; dispatch of multiple messages to an e-mail address is not permitted (other than in the case of a returned/rejected message). Customer shall not conduct direct marketing to persons in the Licensed File, other than via e-mail. The Database may contain decoy names to permit detection of unauthorized use.

2. Recipient shall provide Naviant, upon request, with all requested advertising copy, e-mail message copy, scripts or other communications produced by or for Recipient using information derived from the Database. Recipient covenants that it will not disclose, directly or indirectly, the source of the Database or any of its elements.

3. Recipient shall use the database in compliance with: (a) all federal, state and local laws, statutes, rules, regulations and ordinances including, without limitation, the Fair Credit Reporting Act (15 U.S.C. Sections 1681-1681t, as such act may be amended, modified or supplemented from time to time); (b) all applicable privacy and data protection laws, rules and regulations; (c) all reasonable regulations, rules and policies adopted by Naviant; and (d) all regulations, rules and policies published by the Direct Marketing Association.

4. All marketing efforts, solicitations, advertising copy and other communications produced by or for Recipient and derived either in whole or in part from the Database shall: (a) not contain any reference to any selection criteria or presumed knowledge concerning the intended recipient of such solicitation or the source of such recipient's name and address or e-mail; (b) be designed such that the recipient of such communication cannot determine that state title or registration information was used as an information source; and
(c) be in good taste in accordance with generally recognized standards of high integrity.

5. Unless otherwise permitted by Naviant, Recipient shall not provide, or otherwise make available, the Database or any excerpts therefrom, or any information derived either in whole or in part therefrom, or any copies of the foregoing, to any third party for any purpose.

6. Recipient shall not make the Database, or any excerpts thereof or any information derived either in whole or in part from the Database available in an on-line environment except by an appropriately secured and encrypted bulletin board service, tape-to-tape batch transmission or remote job entry. For purposes of this paragraph, the term "on-line" means the delivery of data from the Database residing in Recipient's host computer using telecommunications to transport the data to another location.

7. Recipient shall not use the Database, either in whole or in part, as a factor in: (a) establishing an individual's eligibility for credit or insurance; (b) connection with underwriting individual insurance; (c) evaluating an individual for employment or promotions, reassignment or retention as an employee; (d) in connection with a determination of an individual's eligibility for a license or other benefit granted by a governmental authority; or (e) in any other manner in which the usage of the Database or any information contained authority having jurisdiction over Naviant any of its successors or the Database.

8. Subject to the terms, restrictions and conditions set forth herein, Customer may also provide the Licensed File to a third party which performs (itself, not through any subcontractors) one of the following services for Customer and is under contract with Customer for such services: (a) telemarketing or mailing services in connection with marketing Customer's products ("Channel Marketer"); or (b) database processing services ("Processor," and, together with Channel Marketer, "Approved Third Parties"); provided, however, that providing the Licensed File to Approved Third Parties shall be subject to the following: (i) Customer shall obtain Naviant's prior written consent; (ii) Approved Third Parties use shall be limited to providing the services to Customer; (iii) Approved Third Parties shall have no right to use the Licensed File for their own internal purposes; or for the resale to others; (iv) Customer shall not reveal to Approved Third Parties the fact that the origin of the Licensed File is from Naviant without obtaining the prior written consent of Naviant; (v) Customer shall be responsible for obligating Approved Third Parties to comply with the terms of this Agreement, including, without limitation, the terms of this Section and the Use Restrictions, to the extent applicable; (vi) Customer shall be responsible for any improper use of the Licensed File by Approved Third Parties; (vii) Customer shall not provide, or otherwise allow, the Licensed File to be made available to any Approved Third Party prior to the execution by such party of an agreement, satisfactory to Naviant, containing, among other things, the applicable terms, permitted uses, use restrictions and confidentiality provisions set forth in this Agreement; (viii) Customer hereby assigns to Naviant any rights to any causes of action which relate to the improper use or misappropriation of the Lisenced File under such agreements between Customer and Approved Third Parties; and (ix), upon Naviant's election, Customer shall name Naviant as a third party beneficiary to applicable agreement between Customer and the Approved Third Party.

9. Customer shall not sell or license the Licensed File without the prior written consent of Naviant.